                                                                                                     Exhibit 12

                                      E. I. DU PONT DE NEMOURS AND COMPANY

                                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                              (Dollars in millions)

                                                                         Years Ended December 31
                                                          -----------------------------------------------------
                                                            1997        1996       1995      1994       1993
                                                          ---------   ---------   -------   -------   ---------
Net Income ...........................................    $2,405      $3,636      $3,293    $2,727    $  566(a)
Provision for Income Taxes ...........................     2,275       2,345       2,097     1,655       392
Minority Interests in Earnings of Consolidated
  Subsidiaries .......................................        67          59          30        18         5
Adjustment for Companies Accounted for
  by the Equity Method ...............................       982(b)       81          41        18        41
Capitalized Interest .................................      (169)       (144)       (170)     (143)     (194)
Amortization of Capitalized Interest .................       138(c)      191(c)      154       154       144
                                                          ------      ------      ------    ------    ------
                                                           5,698       6,168       5,445     4,429       954
                                                          ------      ------      ------    ------    ------

Fixed Charges:
  Interest and Debt Expense ..........................       662         729         758       559       594
  Adjustment for Companies Accounted for by
    the Equity Method - Interest and Debt Expense ....        97          70          71        55        42
  Capitalized Interest ...............................       169         144         170       143       194
  Rental Expense Representative of Interest Factor ...       127         118         113       118       143
                                                          ------      ------      ------    ------    ------
                                                           1,055       1,061       1,112       875       973
                                                          ------      ------      ------    ------    ------

Total Adjusted Earnings Available for Payment of
  Fixed Charges ......................................    $6,753      $7,229      $6,557    $5,304    $1,927
                                                          ======      ======      ======    ======    ======

Number of Times Fixed Charges Are Earned .............       6.4         6.8         5.9       6.1       2.0
                                                          ======      ======      ======    ======    ======



-------------------------------
(a) Income Before Extraordinary Item and Transition Effect of Accounting Changes.
(b) Includes write-off of Purchased In-Process Research and Development associated with acquisition of a 20% interest in Pioneer Hi-Bred International, Inc.
(c) Includes write-off of capitalized interest associated with divested businesses.